Exhibit 99.1

For Immediate Release	Contact: Investor Relations at
Janel World Trade
(718) 527-3800
IR@janelgroup.net

Janel World Trade Ltd. REPORTS First quarter 2015 RESULTS

LYNBROOK, NY – February 17, 2015 -- Janel World Trade, Ltd. (OTCQB:  JLWT), a full-service global provider of integrated transportation logistics, announced today the financial results for its first quarter ended December 31, 2014.

First Quarter and Year-To-Date 2015 Results

For the three months ended December 31, 2014, Janel reported revenue of $15,732,315 an increase of $4,894,618 or 45.2% compared to the three months ended December 31, 2013.

For the three months ended December 31, 2014 the Company reported income from continuing operations before income taxes of $36,770 compared to the prior year reported loss from continuing operations before income taxes of ($246,279).

For the three months ended December 31, 2014 and after losses from discontinued operations the Company reported net income of $13,663 compared to the prior year reported net loss of $(262,656). Included in these results are losses associated with discontinued operations of $(19,107) and ($11,377) for the three months ended December 31, 2014 and 2013, respectively. Also included in the 2013 period results was a one-time non-cash charge of $237,492 for the issuance of stock options.  Net loss available to common shareholders (following preferred stock dividends) for the three months ended December 31, 2014 and 2013 was ($47,272) or ($0.00) per fully diluted share and ($266,406) or ($0.01) per fully diluted share, respectively.

To be included in Janel’s database for Corporate Press Releases and industry updates, investors are invited to send their e-mail address to: IR@janelgroup.net.

About Janel World Trade, Ltd.

Janel World Trade, Ltd. is a global provider of integrated logistics; including domestic and international freight forwarding via multi-modal carriers, leading-edge, end-to-end, supply-chain technology, customs brokerage, warehousing and distribution, and other transportation-related services. With offices throughout the U.S. (New York, New Jersey, Chicago, Los Angeles, Atlanta and Philadelphia) and a network of independent international agents in approximately 52 countries, the Company provides the comprehensive logistics services and technology necessary to handle its customers' shipping needs throughout the world. Cargo can be transported via air, sea or land, and Janel's national network of locations can manage the shipment and/or receipt of cargo into or out of any location in the United States. Janel is registered as an Ocean Transportation Intermediary and licensed as a FMC Licensed Freight Forwarder by the Federal Maritime Commission.

Janel World Trade, Ltd.'s headquarters is located in Lynbrook, New York and its common stock is listed on the OTCQB Bulletin Board under the symbol "JLWT". Additional information on the Company is available on its website at http://www.janelgroup.net

Forward-Looking Statements

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "intend," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company's dependence upon conditions in the air, ocean and land-based freight forwarding industry, the size and resources of many competitors, the need for the Company to effectively integrate acquired businesses and to successfully deliver its primary services, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission, including its most recent Form 8-K, Form 10-Q and Form 10-K filings. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Contact:

Investor Relations

Janel World Trade

(718) 527-3800

IR@janelgroup.net

JANEL WORLD TRADE LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	THREE MONTHS ENDED
	December 31,
	2014	2013
	(unaudited)	(unaudited)

REVENUES	$15,732,315	$10,837,697
COST AND EXPENSES:
Forwarding expenses	13,143,678	9,305,939
Selling, general and administrative	2,350,821	1,749,669
Depreciation and amortization	77,849	3,772
TOTAL COSTS AND EXPENSES	15,572,348	11,059,380

OPERATING INCOME (LOSS)	159,967	(221,683)
OTHER ITEMS:
Interest expense, net of interest and dividend income	(123,197)	(24,596)
TOTAL OTHER ITEMS	(123,197)	(24,596)
INCOME (LOSS) FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	36,770	(246,279)
Income taxes	(4,000)	(5,000)
NET INCOME (LOSS) FROM CONTINUING OPERATIONS	$32,770	$(251,279)
Loss from discontinued operations, net of taxes	(19,107)	(11,377)
NET INCOME (LOSS) FROM CONTINUING OPERATIONS	$13,663	$(262,656)
Preferred stock dividends	(60,935)	(3,750)
NET LOSS AVAILABLE TO COMMON STOCKHOLDERS	$(47,272)	$(266,406)

(Loss) per share from continuing operations:
Basic	$-	$(0.01)
Diluted	$-	$(0.01)
(Loss) per share from discontinued operations:
Basic	$-	$-
Diluted	$-	$-
Net (loss) per share available to common shareholders:
Basic	$-	$(0.01)
Diluted	$-	$(0.01)

Basic weighted average number of shares outstanding	27,710,214	25,201,853
Fully diuted weighted average number of shares outstanding	29,345,464	26,837,103

See notes to these consolidated financial statements included in the Company's Form 10-Q

JANEL WORLD TRADE LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31, 2014	September 30, 2014
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$201,750	$664,620
Accounts receivable, net of allowance for doubtful accounts of
$145,052 at December 31, 2014 and $157,999 at September 30, 2014	8,992,900	8,563,522
Prepaid expenses and sundry current assets	229,081	221,398
TOTAL CURRENT ASSETS	9,423,731	9,449,540
PROPERTY AND EQUIPMENT, NET	45,774	16,650
OTHER ASSETS:
Intangible assets, net	7,076,128	7,171,625
Security deposits	75,845	76,720
TOTAL OTHER ASSETS	7,151,973	7,248,345
TOTAL ASSETS	$16,621,478	$16,714,535
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
CURRENT LIABILITIES:
Note payable - bank	$4,015,056	$4,003,385
Accounts payable - trade	7,930,369	8,037,086
Accrued expenses and other current liabilities	329,819	314,889
Current portion of long-term debt - related party, net of imputed interest
of $25,850 and $32,932, respectively	474,150	467,068
TOTAL CURRENT LIABILITIES	12,749,394	12,822,428
LONG-TERM DEBT - related party, net of imputed interest of imputed
interest of $121,498 and $134,596, respectively	878,502	865,404
DEFERRED COMPENSATION	78,568	78,568
TOTAL OTHER LIABILITIES	957,070	943,972
STOCKHOLDERS' EQUITY (DEFICIENCY):
Preferred Stock, $0.001 par value; 5,000,000 shares authorized:
Series A; 1,000,000shares authorized; 1,000,000 and 1,000,000 shares
issued and outstanding, respectively	1,000	1,000
Series B; 285,000 shares authorized; 63,525 and 63,525 shares
issued and outstanding, respectively	64	64
Series C; 350,000 shares authorized; 275,000 shares issued and
and outstanding	275	275
Common Stock, $0.001 par value; 225,000,000 shares authorized;
27,710,214 and 20,017,906 shares issued and outstanding, respectively	27,711	27,711
Paid-in Capital	8,293,644	8,279,493
Retained earnings (deficit)	(5,407,680)	(5,360,408)
STOCKHOLDERS' EQUITY (DEFICIENCY)	2,915,014	2,948,135
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFIENCY)	$16,621,478	$16,714,535

See notes to these consolidated financial statements included in the Company's Form 10-Q